Filed Pursuant to Rule 433

Registration Statement No. 333-127351-01

and No. 333-127351

July 11, 2006

TELECOM ITALIA CAPITAL

$850,000,000 Guaranteed Senior Floating Rate Notes due 2011

Guaranteed on a senior, unsecured basis by Telecom Italia S.p.A.

Issuer:	Telecom Italia Capital

Guarantor:	Telecom Italia S.p.A.

Ratings:	Baa2 Moody’s/BBB+ Standard & Poors/BBB+ Fitch

Principal Amount:	$850,000,000

Security Type:	Guaranteed Senior Notes

Legal Format:	SEC Registered

Price to Public (Issue Price):	100% of principal amount

Settlement Date:	July 18, 2006

Maturity Date:	July 18, 2011

Coupon:	Three-month LIBOR (Telerate Page 3750) plus 0.61%

Interest Payment Dates:	January 18, April 18, July 18 and October 18, commencing on October 18, 2006

Interest Determination Dates:	Two London banking days prior to the first day of the relevant interest period

Day Count Convention/Business Day Convention:
Actual/360

Make-whole call:	At any time after January 18, 2008 at the greater of (1) 100% or (2) a discount rate of LIBOR minus 36 basis pts.

Denominations:	$2,000 and integral multiples of $1,000

CUSIP:	87927VAT5

Underwriters:	Credit Suisse Securities (USA) LLC (20%) (bookrunner)

J.P. Morgan Securities Inc. (20%) (bookrunner)

Lehman Brothers Inc. (20%) (bookrunner)

Merrill Lynch International (20%) (bookrunner)

Morgan Stanley & Co. Incorporated (20%) (bookrunner)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Credit Suisse at 1-800-221-1037, J.P. Morgan at 1-866-718-1649, Lehman at 1-888-603-5847, Merrill Lynch at 1-866-500-5408 or Morgan Stanley at 1-800-718-1649.